Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 119,357,121.36	0.000087	$ 10,384.07
Fees Previously Paid
	Total Transaction Valuation:	$ 119,357,121.36
	Total Fees Due for Filing:			$ 10,384.07
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 10,384.07
Offering Note
[1]	(1) The transaction value is estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 9,831,723.34 common shares of beneficial interest (10% of the common shares of beneficial interest outstanding as of October 1, 2026, rounded to the nearest whole share) at a price per share of $12.14 (the net asset value per share on October 1, 2026). (2) Calculated at $87.00 per $1,000,000 of the transaction valuation.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources